7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President and Chief Executive Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FISCAL YEAR 2017 FINANCIAL RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

Evansville, Indiana, March 27, 2018 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the fourth quarter and fiscal year ended February 3, 2018.  The fourth quarter of fiscal 2017 included 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2016 and fiscal year 2017 included 53 weeks compared to 52 weeks in fiscal year 2016.

Fourth Quarter Highlights

•	Net sales increased $9.0 million, or 3.9 percent, to $243.2 million

•	Comparable store sales decreased 0.5 percent

•	Gross profit margin was 28.9 percent, which included a $3.3 million gain on insurance proceeds related to hurricane affected stores

•
Net loss was $3.9 million, or $0.24 per diluted share, which included non-cash impairment charges of $3.4 million for 30 underperforming stores, $6.3 million of additional expense associated with the enactment of the U.S. Tax Cuts and Jobs Act of 2017 (the "Tax Act") in December 2017 and the $3.3 million gain on insurance proceeds referenced above

•
Non-GAAP adjusted net income, excluding the items referenced in the preceding bullet point, was $1.7 million, or adjusted earnings per diluted share of $0.11, in the fourth quarter of fiscal 2017, compared to non-GAAP adjusted net income of $1.3 million, or adjusted earnings per diluted share of $0.07, in the fourth quarter of fiscal 2016

•	Inventory was down $19.1 million, or 5.2 percent on a per-store basis

•	Company closed 16 underperforming stores in the quarter

•	Cash and cash equivalents of $48.3 million with no outstanding bank debt as of February 3, 2018

"2017 was a transitional year for Shoe Carnival, as we refined our strategic direction to create an even more fun, exciting, and memorable experience for our customers, with the goal of engaging them across our omni-channel offering to position us for growth over the next several years," said Cliff Sifford, Shoe Carnival's President and CEO.  "Our team executed well throughout the year in the face of external challenges, particularly as our business continues to recover from the hurricanes in certain markets like Puerto Rico.  In addition, we strategically pulled back on our promotional cadence during the year, including the decision to close our doors on Thanksgiving Day.  We are also pleased to have continued to enhance value for shareholders through our share repurchase and quarterly dividend programs.  For 2018, our team remains focused on efficiently managing our business to generate increased net sales and profitability."

Fourth Quarter Financial Results

The Company reported net sales of $243.2 million for the 14-week fourth quarter of fiscal 2017, a 3.9 percent increase, compared to net sales of $234.2 million for the 13-week fourth quarter of fiscal 2016.  Sales of approximately $13.0 million were recorded in the extra week of the fiscal 2017 fourth quarter. Comparable store sales for the 13-week period ended January 27, 2018 decreased 0.5 percent compared to the 13-week period ended January 28, 2017.

Gross profit margin for the fourth quarter of fiscal 2017 increased to 28.9 percent compared to 27.5 percent in the fourth quarter of fiscal 2016.  Merchandise margin increased 1.4 percent and buying, distribution and occupancy expenses remained flat as a percentage of net sales compared to the fourth quarter of fiscal 2016.  Gross profit margin in the fourth quarter of fiscal 2017 included a $3.3 million gain on insurance proceeds related to hurricane affected stores.  Excluding the gain on insurance proceeds, our adjusted gross profit margin percentage would have been flat for the fourth quarter of fiscal 2017 compared to the fourth quarter of fiscal 2016.

Selling, general and administrative expenses ("SG&A") for the fourth quarter of fiscal 2017 increased $4.1 million to $70.0 million, or 28.8 percent of net sales.  SG&A in the fourth quarter of fiscal 2017 included non-cash impairment charges of $3.4 million for 30 underperforming stores and a $1.9 million increase in stock-based compensation expense due to the enactment of the Tax Act and its impact on the anticipated vesting of the Company's outstanding performance-based restricted stock.  SG&A in the fourth quarter of fiscal 2016 included non-cash impairment charges of $3.6 million for seven Puerto Rico stores.  Excluding non-cash impairment charges and the additional stock-based compensation expense recorded in the fourth quarter of fiscal 2017, and excluding non-cash impairment charges recorded in the fourth quarter of fiscal 2016, adjusted SG&A increased $2.4 million to $64.7 million, or 26.6 percent of net sales, in the fourth quarter of fiscal 2017.

In December 2017, the Tax Act was enacted, which reduced the Company's corporate statutory tax rate from 35% to 21%.  This rate change primarily impacted SG&A and income tax expense during the fourth quarter of fiscal 2017.    The Company re-measured its deferred tax assets and liabilities using the new, lower tax rate, which resulted in a $4.4 million additional charge to income tax expense in the fourth quarter of fiscal 2017.  The Company's income tax expense for the fourth quarter of fiscal 2017 was $4.0 million and was $18.5 million for the full fiscal year 2017.  Excluding the additional charge to income tax expense, and excluding the tax effects of the gain on insurance proceeds, non-cash impairment charges and additional stock-based compensation expense described above, the Company's adjusted income tax expense for the fourth quarter of fiscal 2017 was $433,000 and was $14.9 million for the full fiscal year 2017.

Net loss for the fourth quarter of fiscal 2017 was $3.9 million, or a loss of $0.24 per diluted share, which included the non-cash impairment charges, additional stock-based compensation expense and income tax expense associated with the enactment of the Tax Act and the gain on insurance proceeds described above, which impacted earnings by $0.35 per diluted share in the aggregate.  Adjusted net income was $1.7 million, or adjusted earnings per diluted share of $0.11, in the fourth quarter of fiscal 2017.  For the fourth quarter of fiscal 2016, net loss was $0.9 million, or a loss of $0.05 per diluted share, which included non-cash impairment charges of $0.12 per diluted share (net of tax). Adjusted net income was $1.3 million, or adjusted earnings per diluted share of $0.07, in the fourth quarter of fiscal 2016.

A reconciliation of GAAP to non-GAAP financial measures is included in the financial tables of this press release.

Fiscal Year 2017 Financial Results

Net sales during the 53-week fiscal 2017 increased $18.1 million to $1.019 billion compared to $1.001 billion in the 52-week fiscal 2016.  Comparable store sales for the 52-week period ended January 27, 2018 increased 0.3 percent compared to the 52-week period ended January 28, 2017.  Net income for fiscal 2017 was $18.9 million, or $1.15 per diluted share, compared to net income of $23.5 million, or $1.28 per diluted share, in fiscal 2016.  Adjusted net income was $24.5 million, or adjusted earnings per diluted share of $1.49, for fiscal 2017, compared to $25.7 million, or adjusted earnings per diluted share of $1.40, for fiscal 2016.

Store Growth

The Company opened 19 stores and closed 26 stores during fiscal 2017 compared to opening 19 stores and closing nine stores during fiscal 2016.

Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
1st quarter 2017	7	5
2nd quarter 2017	5	4
3rd quarter 2017	7	1
4th quarter 2017	0	16
Fiscal year 2017	19	26

Share Repurchase Program

For the fiscal year ended February 3, 2018, the Company repurchased approximately 1.3 million shares of its common stock, at an average price of $23.66 per share, for a total cost of $29.8 million. On December 14, 2017, the Company's Board of Directors authorized a new share repurchase program for up to $50.0 million of its outstanding common stock, effective January 1, 2018.  The new share repurchase program replaced the existing $50.0 million share repurchase program which expired in accordance with its terms on December 31, 2017.  As of February 3, 2018, the Company had $50.0 million available for future stock repurchases under the new stock repurchase program.

Fiscal 2018 Earnings Outlook

The Company expects fiscal 2018 net sales to be in the range of $1.013 billion to $1.023 billion, with comparable store sales flat to up low single digits.  Earnings per diluted share for the fiscal year are expected to be in the range of $1.85 to $2.00.  Fiscal 2017 earnings per diluted share were $1.15 and adjusted earnings per diluted share were $1.49.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the fourth quarter and fiscal 2017 results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company's website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

First Quarter Fiscal 2018 Cash Dividend

The Company announced today that its Board of Directors has approved the payment of a quarterly cash dividend.  The quarterly cash dividend of $0.075 per share will be paid on April 23, 2018, to shareholders of record as of the close of business on April 9, 2018.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company's results of operations, financial condition, business conditions and other factors deemed relevant by the Board of Directors.

Record Date and Date of Annual Shareholder Meeting

The Company also announced that April 13, 2018, has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 14, 2018.

Non-GAAP Adjusted Results

The non-GAAP adjusted results for the fourth quarter and full year of fiscal 2017 discussed herein exclude the impact of a gain on insurance proceeds recorded in cost of sales related to hurricane affected stores, non-cash impairment charges for underperforming stores and additional stock-based compensation expense recorded in SG&A and additional income tax expense associated with the enactment of the Tax Act.  These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance.  Specifically, the Company believes the adjusted results provide investors with relevant period-to-period comparisons of the Company's core operations.  The unaudited adjusted results are provided in addition to, and not as alternatives for, the Company's reported results determined in accordance with generally accepted accounting principles.  A complete reconciliation of actual results to the adjusted results appears below in the table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of March 27, 2018, the Company operates 408 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The Nasdaq Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis and hurricane recovery in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of on-line retailers for fashion purchases and the impact on traffic and transactions in our physical stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; the impact of the U.S. Tax Cuts and Jobs Act of 2017; and future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company's SEC filings, including the Company's latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Fourteen	Thirteen	Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017

Net sales	$243,232	$234,201	$1,019,154	$1,001,102
Cost of sales (including buying,
distribution and occupancy costs)	173,013	169,762	722,885	711,867

Gross profit	70,219	64,439	296,269	289,235
Selling, general and administrative
Expenses	70,049	65,924	258,568	251,323

Operating income (loss)	170	(1,485)	37,701	37,912
Interest income	(1)	0	(4)	(6)
Interest expense	44	42	292	169

Income (loss) before income taxes	127	(1,527)	37,413	37,749
Income tax expense (benefit)	4,018	(607)	18,480	14,232

Net (loss) income	$(3,891)	$(920)	$18,933	$23,517

Net (loss) income per share:
Basic	$(0.24)	$(0.05)	$1.15	$1.28
Diluted	$(0.24)	$(0.05)	$1.15	$1.28

Weighted average shares:
Basic	16,011	17,408	16,220	18,017
Diluted	16,011	17,408	16,227	18,022

Cash dividends declared per share	$0.075	$0.070	$0.295	$0.275

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	February 3,	January 28,
	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$48,254	$62,944
Accounts receivable	6,270	4,424
Merchandise inventories	260,500	279,646
Other	5,562	4,737
Total Current Assets	320,586	351,751
Property and equipment - net	86,276	96,216
Deferred income taxes	8,182	9,600
Other noncurrent assets	536	911
Total Assets	$415,580	$458,478

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$41,739	$67,808
Accrued and other liabilities	15,045	18,488
Total Current Liabilities	56,784	86,296
Deferred lease incentives	29,024	30,751
Accrued rent	10,132	11,255
Deferred compensation	11,372	10,465
Other	966	829
Total Liabilities	108,278	139,596
Total Shareholders' Equity	307,302	318,882
Total Liabilities and Shareholders' Equity	$415,580	$458,478

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended
	February 3, 2018	January 28, 2017

Cash Flows From Operating Activities
Net income	$18,933	$23,517
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	23,804	23,699
Stock-based compensation	5,017	3,822
Loss on retirement and impairment of assets	5,511	4,794
Deferred income taxes	1,418	(1,381)
Lease incentives	4,818	3,825
Other	(6,993)	(4,619)
Changes in operating assets and liabilities:
Accounts receivable	(951)	(2,293)
Merchandise inventories	19,146	13,232
Accounts payable and accrued liabilities	(30,132)	(982)
Other	(223)	175
Net cash provided by operating activities	40,348	63,789

Cash Flows From Investing Activities
Purchases of property and equipment	(19,653)	(21,832)
Net cash used in investing activities	(19,653)	(21,832)

Cash Flows From Financing Activities
Borrowings under line of credit	88,600	0
Payments on line of credit	(88,600)	0
Proceeds from issuance of stock	259	223
Dividends paid	(4,819)	(5,028)
Excess tax benefits from stock-based compensation	0	3
Purchase of common stock for treasury	(29,798)	(42,604)
Shares surrendered by employees to pay taxes on restricted stock	(1,027)	(421)
Net cash used in financing activities	(35,385)	(47,827)
Net (decrease) increase in cash and cash equivalents	(14,690)	(5,870)
Cash and cash equivalents at beginning of period	62,944	68,814
Cash and Cash Equivalents at End of Period	$48,254	$62,944

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Fourteen Weeks Ended February 3, 2018	% of Net Sales	Thirteen Weeks Ended January 28, 2017	% of Net Sales	Fifty-three Weeks Ended February 3, 2018	% of Net Sales	Fifty-two Weeks Ended January 28, 2017	% of Net Sales

Reported Gross Profit	$70,219	28.9%	$64,439	27.5%	$296,269	29.1%	$289,235	28.9%
Gain on insurance proceeds	(3,299)	(1.4%)	0	0.0%	(3,299)	(0.3%)	0	0.0%
Adjusted Gross Profit, pre-tax	66,920	27.5%	64,439	27.5%	292,970	28.8%	289,235	28.9%

Reported selling, general and administrative expenses	70,049	28.8%	65,924	28.1%	258,568	25.4%	251,323	25.1%
Non-cash impairment charges	(3,392)	(1.4%)	(3,573)	(1.5%)	(3,392)	(0.3%)	(3,573)	(0.3%)
Additional stock-based compensation expense associated with the Tax Act	(1,934)	(0.8%)	0	0.0%	(1,934)	(0.2%)	0	0.0%
Adjusted selling, general and administrative expenses, pre-tax	64,723	26.6%	62,351	26.6%	253,242	24.9%	247,750	24.8%

Reported operating income (loss)	170	0.1%	(1,485)	(0.6%)	37,701	3.7%	37,912	3.8%
Gain on insurance proceeds	(3,299)	(1.4%)	0	0.0%	(3,299)	(0.3%)	0	0.0%
Non-cash impairment charges	3,392	1.4%	3,573	1.5%	3,392	0.3%	3,573	0.3%
Additional stock-based compensation expense associated with the Tax Act	1,934	0.8%	0	0.0%	1,934	0.2%	0	0.0%
Adjusted operating income, pre-tax	2,197	0.9%	2,088	0.9%	39,728	3.9%	41,485	4.1%

	Fourteen Weeks Ended February 3, 2018	% of Net Sales	Thirteen Weeks Ended January 28, 2017	% of Net Sales	Fifty-three Weeks Ended February 3, 2018	% of Net Sales	Fifty-two Weeks Ended January 28, 2017	% of Net Sales
Reported income tax expense (benefit)	$4,018	1.7%	$(607)	(0.2%)	$18,480	1.8%	$14,232	1.4%
Tax effect of gain on insurance proceeds, non-cash impairment charges and stock-based compensation expense	765	0.3%	1,346	0.5%	765	0.1%	1,346	0.1%
Additional income tax expense on re-measurement of deferred tax assets and liabilities	(4,350)	(1.8%)	0	0.0%	(4,350)	(0.4%)	0	0.0%
Adjusted income tax expense	433	0.2%	739	0.3%	14,895	1.5%	15,578	1.5%

Reported net (loss) income	(3,891)	(1.6%)	(920)	(0.4%)	18,933	1.9%	23,517	2.4%
Gain on insurance proceeds	(3,299)	(1.4%)	0	0.0%	(3,299)	(0.3%)	0	0.0%
Non-cash impairment charges	3,392	1.4%	3,573	1.5%	3,392	0.3%	3,573	0.3%
Additional stock-based compensation expense associated with the Tax Act	1,934	0.8%	0	0.0%	1,934	0.2%	0	0.0%
Tax effect of gain on insurance proceeds, non-cash impairment charges and stock- based compensation expense	(765)	(0.3%)	(1,346)	(0.5%)	(765)	(0.1%)	(1,346)	(0.1%)
Additional income tax expense on re-measurement of deferred tax assets and liabilities	4,350	1.8%	0	0.0%	4,350	0.4%	0	0.0%
Adjusted net income	1,721	0.7%	1,307	0.6%	24,545	2.4%	25,744	2.6%

Reported net (loss) income per diluted share	(0.24)		(0.05)		1.15		1.28
Gain on insurance proceeds	(0.21)		0.0		(0.21)		0.0
Non-cash impairment charges	0.22		0.21		0.21		0.22
Additional stock-based compensation expense associated with the Tax Act	0.12		0.0		0.12		0.0
Tax effect of gain on insurance proceeds, non-cash impairment charges and stock-based compensation expense	(0.05)		(0.09)		(0.05)		(0.10)
Additional income tax expense on re-measurement of deferred tax assets and liabilities	0.27		0.0		0.27		0.0
Adjusted diluted earnings per share	0.11		0.07		1.49		1.40